As Filed with the Securities And Exchange Commission on November 24, 2009
Registration No. 333-139199

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LIFE SCIENCES RESEARCH, INC.
(Exact name of registrant as specified in its charter)

Maryland	52-2340150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 2360, Mettlers Road,
East Millstone, New Jersey	08875-2360
(Address of Principal Executive Offices)	(Zip Code)
LIFE SCIENCES RESEARCH, INC. 2001 EQUITY INCENTIVE PLAN
REGISTRATION OF 183,226 SHARES OF COMMON STOCK
PREVIOUSLY ISSUED AS COMPENSATION
(Full title of the plan)
Mark L. Bibi
Secretary and General Counsel
Life Sciences Research, Inc.
P.O. Box 2360, Mettlers Road,
East Millstone, NJ 08875-2360
(Name and Address of Agent for Service)
(732) 649-9961
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-139199) (the “Registration Statement”) filed with the Securities and Exchange Commission by Life Sciences Research, Inc. (the “Registrant”) on December 8, 2006 with respect to a total of 933,226 shares of the Registrant’s voting common stock, par value $0.01 per share (“Common Stock”), issued or reserved for issuance to employees, directors and independent contractors of the Registrant pursuant to the Life Sciences Research, Inc. 2001 Equity Incentive Plan (the “Plan”). This Post-Effective Amendment No. 1 is being filed to remove from registration all securities that were registered but that remain unsold under the Registration Statement.
On November 24, 2009, pursuant to the Agreement and Plan of Merger, dated as of July 8, 2009, among the Registrant, Lion Holdings, Inc., a Delaware corporation (“Parent”), and Lion Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), as amended (as so amended, the “Merger Agreement”), Merger Sub merged (the “Merger”) with and into the Registrant, with the Registrant being the surviving corporation of the Merger. The Merger was approved by the Company’s stockholders at a special meeting of the Company’s stockholders held on November 23, 2009 and became effective on November 24, 2009 upon the acceptance for record by the State Department of Assessments and Taxation of Maryland of the Articles of Merger (the “Effective Time”). Pursuant to the Merger Agreement, at the Effective Time, (a) each share of Common Stock (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and the Company, and in each case not held on behalf of third parties) was converted into the right to receive $8.50 per share in cash, without interest, less any applicable withholding taxes, (b) each option to purchase shares of Common Stock outstanding under the Plan became fully exercisable and vested, was cancelled and was converted into the right to receive a cash amount (without interest and net of any applicable withholding taxes) equal to (i) the excess, if any, of $8.50 over the per share exercise price of the option, multiplied by (ii) the total number of shares subject to the option immediately prior to the Effective Time, and (c) each outstanding share of restricted stock granted under the Plan became fully vested, was cancelled and was converted into the right to receive $8.50 in cash, without interest, less any applicable withholding taxes.
As a result of the Merger, the offering of securities of the Registrant pursuant to the Registration Statement has been terminated. Pursuant to the Registrant’s undertaking in Part II, Item 9 in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw the Registration Statement, including all amendments and exhibits to the Registration Statement, with respect to all unsold shares of Common Stock registered under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of East Millstone, State of New Jersey on November 24, 2009.

LIFE SCIENCES RESEARCH, INC.
By:	/s/ Andrew H. Baker
	Name:	Andrew H. Baker
	Title:	Chairman of the Board and Chief Executive Officer